Exhibit 10.1

2012 Executive Officer Compensation

On January 20, 2012, the Compensation Committee of the Board of Directors of Volterra Semiconductor Corporation (the “Company”) approved the following changes to 2012 base salaries for certain of its executive officers:

Name and Title	2012 Base Salary
Jeff Staszak
President and Chief Executive Officer	$430,000
Mike Burns
Senior Vice President, Finance and Chief Financial Officer	$270,000
Tom Truman
Vice President, Worldwide Sales	$240,000

Compensation for Mr. Bill Numann, Senior Vice President, Server and Storage, and Telecommunications Products Group, and Dr. Craig Teuscher, Senior Vice President, Notebook Products Group, remained unchanged from their 2011 base salaries.